GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Blue Sky Media Corporation

We hereby consent to the use in the foregoing Registration Statement on Form S-1 of our report dated August 14, 2015, with respect to the balance sheets of Blue Sky Media Corporation (the “Company”) as of June 30, 2015 and 2014, and the related statements of operations, shareholders’ equity/(deficit) and cash flows for the years then ended. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

Gillespie & Associates, PLLC

Seattle, Washington

October 30, 2015

/S/ Gillespie & Associates, PLLC